UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2007

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Savannah, GA 31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On July 12, 2007, Health Discovery Corporation (the “Company”), formerly a Texas corporation, completed its reincorporation in Georgia by effecting a conversion in the Company’s legal domicile from Texas to Georgia. The Company’s business, assets, liabilities, net worth and headquarters were unchanged as a result of the conversion, and the directors and officers of the Company prior to the conversion continued to serve the Company after the conversion. In connection with the conversion, the Company’s shares were converted on a one-for-one basis.

The conversion was approved by the shareholders holding at least two-thirds of the outstanding common shares of the Company at the reconvened special meeting of the shareholders held on June 13, 2007. Articles of Conversion were filed with the Secretaries of State of Texas and Georgia on July 12, 2007 to effect the reincorporation.

In connection with the conversion, the Company filed Articles of Incorporation in the State of Georgia, which increased the number of authorized shares of common stock, no par value, from two hundred million (200,000,000) shares to three hundred million (300,000,000) shares and authorized thirty million (30,000,000) shares of preferred stock, no par value, with the rights and preferences to be determined by the Company’s Board of Directors prior to issuance. The Company also amended and restated its Bylaws. The Articles of Incorporation and Bylaws were submitted to the shareholders and were approved on June 13, 2007.

The foregoing amendments to the Company’s Articles of Incorporation and Bylaws were effective on July 12, 2007. A copy of the amended Articles of Incorporation and the Bylaws are attached as Exhibit 3.1 and Exhibit 3.2, respectively. A more detailed summary of the Articles of Incorporation and the Bylaws can be found in the Proxy Statement filed on the Current Report on Form 8-K dated April 20, 2007.

Item 9.01 Financial Statements and Exhibits

Exhibit 3.1    Articles of Incorporation of Health Discovery Corporation.

Exhibit 3.2    Bylaws of Health Discovery Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: July 18, 2007	By:	/s/ Daniel Furth
Daniel Furth Principal Financial Officer

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